NEWS RELEASE

Par Petroleum Appoints Walter A. Dods, Jr. as Independent Director

HOUSTON, May 11, 2015 – Par Petroleum Corporation (NYSE MKT: PARR), a growth-oriented integrated refiner and marketer of petroleum products, announced today that Walter A. Dods, Jr. has been appointed to its Board of Directors effective immediately following the Company’s 2015 annual meeting of stockholders (the “Annual Meeting”) to be held on June 3, 2015.
Melvyn N. Klein, Chairman of the Board, said, “We are very pleased to welcome Walter Dods to our Board; his business successes and reputation are exceptional. His experience as a director as well as his proven expertise in many areas, including marketing, will add tremendous value to Par; he will bring another voice of experience to matters of essential importance to our businesses, our clients and our shareholders. We look forward to the contributions Walter will make to our continued growth and success.”
Mr. Dods served as Chairman of the Board of First Hawaiian Bank from January 2005 until his retirement in December 2008. Mr. Dods also served on the boards of Koko’oha and Mid Pac Petroleum, LLC until April 2015. Mr. Dods currently serves as Chairman of the Board of Matson, Inc., a leading provider of ocean transportation and logistics services, a position he has held since January 2010, and as a director of Matson, Inc. since 1989. He also serves on the boards of Bancwest Corporation, Pacific Guardian Life, First Hawaiian Bank (past Chairman), Hawaiian Telcom (past Chairman), Bank of the West, Pohaku Pa’a, and Servco Pacific Inc. Additionally, Mr. Dods serves on several civic and community boards throughout the State of Hawaii, including Chaminade University of Honolulu. In 2004, Mr. Dods was awarded the Order of the Rising Sun, with Gold and Silver Star, an imperial honor from the Government of Japan. Mr. Dods received a bachelor’s degree in business administration from the University of Hawaii.

ABOUT PAR PETROLEUM CORPORATION
Par Petroleum Corporation, headquartered in Houston, Texas, is a growth-oriented integrated refiner and marketer of petroleum products. Par owns and operates a 94,000 bpd refinery with related logistics and retail network in Hawaii. Par also transports, markets and distributes crude oil from Western U.S. and Canada to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. In addition, Par owns 34% of Piceance Energy, LLC, which has natural gas production and reserves located in the Piceance

Basin of Colorado. Par's charter contains restrictions that prohibit parties from acquiring 5% or more of Par's common stock without the company's prior consent. For more information, visit http://www.ppetrol.com.

For more information please contact:
Christine Thorp
Director, Investor Relations
(832) 916-3396